Exhibit 99.1

AXS-One Reports Record First Quarter Financial Results

License Revenue Doubles Over Same Period Last Year; 11th Consecutive Profitable Quarter

Company Contact:	IR Contact:
William Levering	Matthew Hayden
AXS-One Inc.	Hayden Communications
wlevering@axsone.com	matt@haydenir.com
(201) 935-3400	(760) 487-1137

•                  License revenue up 98% vs. Q1 2003 and up 77% from Q4 2003

•                  Approximately $1 million of license revenue derived from e-mail management products

•                  Operating income increases 55 % vs. Q1 2003

•                  Net income increased 76% vs. Q1 2003

•                  11th consecutive quarter of profitability

RUTHERFORD, NJ – April 29, 2004 – AXS-One Inc. (AMEX: AXO), a leading provider of enterprise solutions for compliance and governance, today announced its financial results for the first quarter ended March 31, 2004.

Revenues for the quarter increased approximately 16 percent to $ 10.9 million, from $9.4 million in the corresponding prior year period. License revenues were $2.5 million, including $1 million (40 percent) related to e-mail management and archiving products, an increase of 98 percent versus the $1.2 million in license revenues reported in the same quarter last year. While revenues increased 16 percent, operating expenses increased only 13 percent. Operating income increased 55 percent to $806,000, compared to $520,000 in the first quarter of 2003. Net income for the three months increased 76 percent to $753,000 compared to $427,000 for the first quarter last year, as the Company reported its 11th consecutive profitable quarter. Diluted earnings per share were $0.03 per diluted share, based on 28.8 million shares outstanding, compared to diluted earnings per share of $.02 per diluted share, based on 25.6 million shares outstanding for the first quarter of 2003. The increase in shares is due to an increase in the number of options that are now exercisable.

The Company’s balance sheet reported $3.7 million in cash as of March 31, 2004, compared to cash of $2.3 million as of March 31, 2003. That amount was increased in early April 2004 by approximately $7.8 million, which was a direct result of the recently announced private placement of shares of common stock. Long-term debt has been fully repaid prior to March 31, 2004.

During the quarter, New York Life Insurance Company, Raymond James Financial, Inc. and others, chose the AXS-One® Compliance Platform solutions for regulatory compliance, operational storage and records management for all firm-wide electronic communications. In addition, the recently announced marketing partnership with Sector, a subsidiary of the Securities Industry Automation Corporation (SIAC), was instrumental in closing key hosted email archival solutions to several financial clients to achieve regulatory compliance in a fully outsourced environment. The continued focus on compliance related to electronic communication, particularly due to the increased government regulations and accounting guidelines, continues to drive business for the AXS-One Compliance Platform solutions for electronic communications, corporate records and overall records management and disposition. For the quarter, more than 40 percent of the Company’s license revenue was related to enterprise solutions for compliance, operational & records management, and long-term archival of electronic communications.

Additionally, Pfizer, AIG and other current global clients invested in additional AXS-One Enterprise financial management solutions in order to improve the management and control of their financial processes. For the quarter, 62 percent of the license revenue recognized was with customers inside the United States, while 38 percent was recognized internationally.

“I’m pleased to report another successful and profitable growth quarter for AXS-One, our eleventh consecutive profitable quarter,” commented John Rade, AXS-One Chief Executive Officer. “We continue to gain traction with our compliance platform solutions for email, instant messaging and business records management. I believe these solutions will take on an ever-increasing level of importance based on the current business environment for managing risk, along with new legislation, regulations and compliance guidelines. The Company’s earnings were negatively impacted during the quarter by $200,000 in expenditures, related to finding my successor and the hiring of two new operational managers. I believe the Company has a solid foundation in place and is on a strong footing moving forward.”

Mr. Rade continued, “I’m particularly pleased with the important reseller agreement we initiated with Sun Microsystems in April 2004, authorizing Sun to sublicense the AXS-One Compliance Platform solutions for e-mail management and archival management as well as the AXS-One Enterprise financial management solutions. We hope to broaden this relationship with Sun, potentially opening new markets domestically and overseas, and believe this agreement will help us increase our penetration across key market segments without substantial increases in sales and marketing expenses. Sun will be able to deliver more infrastructure value to their customers due to the tight integration of our software with their product lines.”

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of records management, email and instant messaging archival management, financial management, and workflow software to efficiently manage complex business processes. AXS-One has implemented high-volume, interoperable, scalable, and secure business solutions for the global 2000. Its Web Services-based technology has been critically acclaimed as best of class. The AXS-One Compliance Platform Solutions provide fast deployment of e-mail/instant messaging archival solutions for regulatory compliance and operational efficiency. AXS-One has offices in worldwide, including Australia, Canada, Singapore, United Kingdom, United States, and South Africa. AXS-One was founded in 1978, and is headquartered in Rutherford, New Jersey, U.S.A. For further information, visit the AXS-One web site at http://www.axsone.com.

AXS-One, the AXS-One logo, “Access Tomorrow Today,” AXSPoint and TransAXS are registered trademarks of, and e-Cellerator, AXS Desk, “AXS-One Collaboration FrameWorks,” SMART, AXS-Link and Tivity are trademarks of, AXS-One Inc. in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO’s Securities and Exchange Commission filings.

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AXS-ONE INC. AND SUBSIDIARIES CONSOLIDATED
STATEMENTS OF OPERATIONS

(In thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues:
License fees	$2,460	$1,241
Services	8,411	8,089
Other-related parties	51	115
Total revenues	10,922	9,445

Operating expenses:
Cost of license fees	411	341
Cost of services	4,269	3,964
Sales and marketing	1,970	1,631
Research and development	1,899	1,674
General and administrative	1,567	1,315
Total operating expenses	10,116	8,925
Operating income	806	520
Other income (expense):
Interest income	25	12
Interest expense	(12)	(73)
Gain on sale of subsidiary	—	71
Equity in losses of joint ventures	(33)	(19)
Other expense, net	(33)	(84)
Other expense, net	(53)	(93)
Net income	$753	$427

Basic and diluted net income per common share	$0.03	$0.02

Weighted average basic common shares outstanding	25,250	24,865

Weighted average diluted common shares outstanding	28,782	25,581

    The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC).  Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

    This press release contains forward-looking statements.  Such statements are only predictions, and actual events or results may differ materially.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s documents and reports filed from time to time with the Securities and Exchange Commission.